Exhibit 99.1

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-4966
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Results of Annual Meeting
(Harvey, La., Wednesday, May 24, 2006) Superior Energy Services, Inc. (NYSE: SPN) (the “Company”) today announced the results of its 2006 Annual Meeting of Stockholders held on May 23, 2006 in New Orleans, Louisiana. At the meeting, the stockholders elected Enoch L. Dawkins, James M. Funk, Terence E. Hall, Ernest E. “Wyn” Howard, III, Richard A. Pattarozzi and Justin L. Sullivan to serve as directors until the 2007 Annual Meeting of Stockholders. Also, the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, approved the election of Mr. Dawkins to serve as lead director of the Board until the next Annual Meeting.
In addition to electing directors, the stockholders also adopted the amended and restated Superior Energy Services, Inc. 2004 Directors Stock Units Plan and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
Commenting on the meeting results, Chairman and CEO Terry Hall said, “We greatly appreciate the continued support of our stockholders in approving the Company’s proposals as we continually strive to increase the value of their investment in Superior Energy Services. I am also grateful for the leadership and commitment of our Board, as well as the breadth and depth of industry experience and knowledge that they bring to the Company.”
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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